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EXHIBIT 15  INDEPENDENT ACCOUNTANT'S LETTER REGARDING UNAUDITED FINANCIAL
            INFORMATION


July 22, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: GA Financial, Inc.

    1. Form S-8 (Registration No. 333-37837)

Ladies and Gentlemen:

We are aware that our report dated July 22, 1998 on our review of interim financial information of GA Financial, Inc. for the three months and six month period ended June 30, 1998 and included in GA Financial, Inc.'s quarterly report on Form 10-Q for the period then ended is incorporated by reference in the registration statment referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/PricewaterhouseCoopers LLP